Mail Stop 4561

									March 21, 2006


Edwin R. Maus
President and Chief Executive Officer
Laurel Capital Group, Inc.
2724 Harts Run Road
Allison Park, Pennsylvania 15101
Via Mail and Facsimile (412) 487-1259

Re:	Laurel Capital Group, Inc.
	Form 10-K for the period ended June 30, 2005
	Form 10-Q for the quarter ended September 30, 2005
	Form 10-Q for the quarter ended December 31, 2005
	File No. 000-23010

Dear Mr. Maus:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,


								Joyce Sweeney
      Accounting Branch Chief